Exhibit 99.1

Sucampo Announces R&D Leadership Changes

BETHESDA, Md.--(BUSINESS WIRE)--September 7, 2011--Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) (SPI), an international pharmaceutical company, today announced leadership changes within its research and development (R&D) group. Effective today, Gayle R. Dolecek P.D., M.P.H., is now Executive Advisor, R&D, reflecting his change to part-time employee and new role with the Company. He will remain a member of the SPI Board of Directors.

Dr. Dolecek’s responsibilities as Senior Vice President, Research & Development, will be shared by Peter Lichtlen, M.D., Ph.D., Senior Medical Officer and Vice President of European Operations, of Sucampo AG (SAG), a wholly-owned subsidiary of SPI, and Taryn R. Joswick, Vice President, Clinical Development, of Sucampo Pharma Americas (SPA), a wholly-owned subsidiary of SPI. Both Dr. Lichtlen and Ms. Joswick will report to Ryuji Ueno, M.D., Ph.D., Ph.D., Chairman, Chief Scientific Officer and Chief Executive Officer.

Dr. Dolecek joined Sucampo’s Board in August 2008. He joined Sucampo in May 2006 as Senior Vice President of R&D, from AAC Consulting Group, Inc., an independent regulatory consulting firm. In 1997, Sucampo engaged AAC Consulting which was Dr. Dolecek’s first exposure to and involvement in Sucampo’s clinical development efforts. Previously, Dr. Dolecek had been an officer with the U.S. Public Health Service and Director of Compendial Operations in the Center for Drug Evaluation and Research at the Food and Drug Administration (FDA).

“Gayle oversaw the successful clinical development and registration of Sucampo’s first FDA-approved drug, lubiprostone, for two gastrointestinal indications, and played a key role in building our global development capabilities. I am delighted that he will continue to be involved with us, particularly on the strategic aspects of our R&D and Regulatory efforts,” said Dr. Ueno.

Peter Lichtlen, M.D., Ph.D., joined SAG in July 2011. Since then he has provided guidance to clinical development activities in the U.S. and led the European clinical and regulatory efforts as well as overseeing the Medical Affairs teams. Dr. Lichtlen joined SAG from ESBATech AG, of Schlieren, Switzerland, which he joined in 2000. He held several progressively more senior positions, culminating in being named Medical Director/Head, Clinical R&D, and a member of its senior management team, a position he held from October 2004 to December 2010. In that role, he was responsible for setting and managing clinical development strategy; serving as the scientific and medical lead for its clinical programs; overseeing interactions with regulatory agencies in Europe; and identifying new molecular targets and clinical indications, among other duties.

Dr. Lichtlen earned his M.D. and Ph.D. in molecular biology at the University Of Zurich, Switzerland. Dr. Lichtlen is a member of the Swiss Medical Association (FMH) and the Swiss Association of Pharmaceutical Professionals (SwAPP) and the author of various peer-reviewed articles and holds four patents.

“Since joining Sucampo, Peter has strengthened our scientific, clinical and regulatory capabilities. I believe his deep understanding of our proprietary prostone technology and already-proven expertise in identifying new molecular targets and clinical indications will maximize the value of our pipeline,” commented Dr. Ueno.

Taryn R. Joswick was promoted, in August 2011, to Vice President, Clinical Development, having been named Director, Clinical Development, in 2006. Since joining Sucampo in 2001 as a Research Assistant, Ms. Joswick has held positions of increasing responsibility across the clinical development spectrum and has been instrumental in the development of Sucampo’s recent clinical trial protocols in the gastrointestinal and ophthalmic therapeutic areas.

Ms. Joswick earned a B.S., in Biochemistry and Molecular Biology, from Gettysburg College, in Gettysburg, Pennsylvania, and is a member of the Drug Information Association (DIA) and the Project Management Institute (PMI) from which she earned a Project Management Professional certification. Prior to joining Sucampo, Ms. Joswick worked as a researcher for the Department of Pharmacology at Penn State College of Medicine, in Hershey, Pennsylvania.

“Taryn has strengthened the capabilities of our U.S. clinical development and operations team, and expanded their geographic reach, while contributing in other areas of the R&D process. I am confident that these R&D leadership changes will bring the company’s performance to a new level,” added Dr. Ueno.

About Sucampo Pharmaceuticals

Sucampo Pharmaceuticals, Inc., an international pharmaceutical company based in Bethesda, Maryland, is focused on the discovery, development and commercialization of proprietary drugs based on prostones. The therapeutic potential of prostones which occur naturally in the human body as a result of enzymatic (15-PGDH) transformation of certain fatty acids was first identified by Dr. Ryuji Ueno, Sucampo’s Chairman and Chief Executive Officer. He founded Sucampo Pharmaceuticals in 1996 with Dr. Sachiko Kuno, founding Chief Executive Officer and currently Executive Advisor, International Business Development, and a member of the Board of Directors. For more information about Sucampo Pharmaceuticals, please visit www.sucampo.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2010, and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise, except as required by law.

Photos/Multimedia Gallery Available: http://www.businesswire.com/cgi-bin/mmg.cgi?eid=6853322&lang=en

CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis, 240-223-3834
kdesantis@sucampo.com